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SUPPLEMENT DATED DECEMBER 14, 2001                                Rule 424(b)(3)
(To Prospectus dated December 7, 2001)                Registration No. 333-68064

                         ENCOMPASS SERVICES CORPORATION

                               Offer to Exchange
                 10 1/2% Exchange Senior Subordinated Notes due
                2009 for any and all Outstanding 10 1/2% Senior
              Subordinated Notes due 2009 issued on June 28, 2001

   On pages 1 and 13 of the prospectus dated December 7, 2001 relating to our offer to exchange 10 1/2% exchange senior subordinated notes due 2009 for 10 1/2% senior subordinated notes due 2009 issued in a private offering on June 28, 2001, we stated that we expected the exchange notes to bear the same CUSIP number as identical notes issued in 1999 and to be interchangeable with those existing 1999 notes. The existing 1999 notes were issued by Building One Services Corporation, which merged with and into Group Maintenance America Corporation in 2000. At the time of the merger, Group Maintenance America Corporation changed its name to Encompass Services Corporation. Because part of the number assigned to a security by the CUSIP Bureau reflects the name of the issuing entity, the CUSIP number to be assigned to the exchange notes cannot be the same number assigned to the existing 1999 notes. However, we understand that the exchange notes and the existing 1999 notes should be fully fungible in all other respects.